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                                   Exhibit 5.1

                               September 14, 1999

Omnis Technology Corporation
981 Industrial Blvd., Bldg. B
San Carlos, California 94070-4117

        Re: Registration Statement on Form SB-2; Omnis Technology Corporation.
            (the "Company")

Gentlemen:

        This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the public offering by the Company of 500,100 shares of Common Stock, $0.10 par value ("Common Stock") and 3,544,344 shares of Common Stock (the "Selling Security Holder Shares") being registered by the Company on behalf of the selling security holder listed in the Registration Statement (the "Selling Security Holder").

        In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation, as amended, and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the Common Stock and the Selling Security Holder Shares and related matters;
(iii) the Registration Statement and the exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the authenticity of original documents, the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. We have also conducted various meetings, discussions and conversations with the officers, directors and employees of the Company regarding the offer and sale of the Common Stock and the Selling Security Holder Shares. Nothing has come to our attention in the representation of the Company or the Selling Security Holder that would make it unreasonable to assume that the foregoing documents will be utilized in the manner intended as set forth in those documents. However, we have not independently verified any of the facts or representation contained in such documents.

        As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.


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        In rendering this Opinion, we have assumed that: (i) each other party that has executed or will execute a document, instrument or agreement to which the Company or Selling Security Holder is a party duly and validly executed and delivered each document, instrument or agreement to which such party is a signatory and that such party's obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (ii) each person executing any document, instrument or agreement on behalf of any such party is duly authorized to do so; and (iii) each natural person executing any instrument, document or agreement referred to herein is legally competent to do so.

        We are members of the Bar of the State of California and do not purport to be conversant with the laws of jurisdictions other than California and the United States of America. Accordingly, we do not express any opinion as to the effect on the transactions described herein of the laws of any state or jurisdiction other than the federal laws of the United States of America and the laws of the State of California.

        Based upon the foregoing, we are of the opinion that the Common Stock and the Selling Security Holder Shares, when sold, will be legally issued, fully paid and non-assessable.

        The opinions expressed herein have been carefully considered and reflect what we regard as the likely manner in which the Common Stock and the Selling Security Holder Shares will be issued based upon the statutory provisions, regulations promulgated thereunder, and interpretations thereof by the Securities and Exchange Commission ("SEC") and the courts having jurisdiction over such matters as of the date of this opinion. However, a numbers of questions raised by the matters on which we have not expressed an opinion herein have not been definitely answered by statute, regulations, SEC interpretations or court decisions. We assume no obligation to revise or supplement this opinion letter should applicable law be changed by legislative, judicial or administrative action or otherwise.

        Except as set forth herein, we have made no independent attempts to verify the facts or representations or assumptions made herein except to the extent we deem reasonable under ABA Formal Opinion 335 and in connection with our position as counsel to the issuer. Reference to "us" or "our" is limited to a reference to the lawyer who signs this opinion letter or any lawyer of this firm who has been active in preparing the relevant documents. Any inaccuracy in any fact or representation by the Company or the Selling Security Holder, or any amendment to any documents or any material cited herein, or any changes in the affairs of the Company or Selling Security Holder after the date of this opinion letter may effect all or part of this opinion letter.

        Except as expressly set forth below, this opinion may not be filed with or furnished to any other person or any governmental agency, and may not be quoted in whole or in part or otherwise referred to in any context, without, in each instance, our prior written consent, and without in each instance, the exercise of due diligence on the part of the Company and the Selling Security Holders to verify that there are no material errors or omissions of fact and no changes in the facts or in the text of material provided to us.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption "Experts and Legal Counsel" in the prospectus comprising part of the Registration Statement.


                                       Very truly yours,


                                       LANDELS, RIPLEY & DIAMOND, LLP